Exhibit 99.13(a)(4)

Change in Independent Registered Public Accounting Firm. As a result of the Reorganization after the close of business on December 15, 2023, there was a change in accountants from Cohen & Company, Ltd., the Predecessor Fund’s independent registered public accounting firm, to Deloitte & Touche LLP, the independent registered public accounting firm that the Board selected for the Fund at a meeting held on August 15, 2023, upon the recommendation of the Trust’s Audit Committee.

During the last two fiscal years ended June 30, 2023 and June 30, 2022, and the subsequent interim period through December 15, 2023, there were no (1) disagreements with Cohen & Company, Ltd. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreements, or (2) reportable events.

The audited reports by Cohen & Company, Ltd. on the financial statements of the Predecessor Fund as of and for the fiscal years ended June 30, 2023 and 2022, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The Predecessor Fund has provided Cohen & Company, Ltd. with a copy of the disclosures and has requested that Cohen & Company, Ltd. furnish a letter stating whether it agrees with the statements and, if not, stating the respects in which it does not agree. A letter from Cohen & Company, Ltd. is attached hereto as Exhibit 13.1.

During the last two fiscal years ended June 30, 2023 and June 30, 2022, and the subsequent interim period through December 15, 2023, (i) the Predecessor Fund did not (a) consult with Deloitte & Touche LLP as to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements or (b) receive a written report or oral advice that Deloitte & Touche LLP concluded was an important factor considered in reaching a decision as to such accounting, auditing, or financial reporting issue; and (ii) the Predecessor Fund did not consult Deloitte & Touche LLP on any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).